                                                                       EXHIBIT 4



                               SHAREHOLDER NOTICE
                       PURSUANT TO SECTION 5 OF ARTICLE II
                         OF THE AMERCO RESTATED BY-LAWS


TO:       AMERCO
          2727 North Central Avenue
          Phoenix, Arizona 85004

          Attention:  Gary V. Klinefelter, Secretary

     Pursuant to Section 5 of Article II of the Restated By-laws of AMERCO (the "Company"), the undersigned, Sophia M. Shoen, as a holder of record and a beneficial owner of shares of common stock of the Company, hereby delivers notice to the Secretary of the Company that the undersigned currently intend to nominate herself for election as one of the two Class IV directors of the Company at the next Annual Meeting of Stockholders of the Company as described in the Exhibit attached hereto. The undersigned also hereby delivers to the Secretary of the Company certain information contained in such Exhibit relating to her nomination pursuant to Section 5 of Article II of the Restated By-laws of the Company.

     Section 5 of Article II of the Restated By-laws of the Company sets forth a procedure for stockholders intending to bring business before, and intending to nominate persons for election as directors at, a meeting of stockholders of the Company. By giving this Notice, the undersigned does not acknowledge the validity of any such procedures or the Restated By-laws that purport to require them and the execution and delivery of this Notice shall not be deemed to constitute a waiver of any rights to contest the validity of such provisions of the Restated By-laws.

     Further, the undersigned expressly reserves any rights allowed to her by law to modify the slate of nominees to be presented at the Annual Meeting of Stockholders of the Company.

     DATED:  May 4, 1994.


                                             /s/ Sophia M. Shoen
                                             __________________________________
                                             Sophia M. Shoen

                             CONSENT


     I, SOPHIA M. SHOEN, hereby consent to serve as a Class IV Director of

AMERCO, a Nevada corporation, until my successor is elected and qualified.

     Dated this 4th day of May, 1994.



                                             /s/ Sophia M. Shoen
                                             ______________________________
                                             Sophia M. Shoen

                                                                       EXHIBIT A


                   A Brief Description of the Business Desired
                  to be Brought Before the Meeting, the Reasons
                       for Conducting Such Business at the
                       Annual Meeting of Stockholders and
                     Supplemental Information as Required by
              Article II, Section 5 of the AMERCO Restated By-laws


This Exhibit is submitted to AMERCO in connection with the Class IV Director nomination of Sophia M. Shoen and the Class IV Director nomination of Paul F.
Shoen.   (For purposes of this Exhibit, Sophia M. Shoen and Paul F. Shoen are referred to collectively, when the context requires, as the Proposing Stockholders.") The following information is information which purportedly may be required to be submitted to AMERCO in connection with the submission of shareholder proposals, and/or nominations for directors, pursuant to Section 5 of Article II of the Restated By-laws. By presenting this information, the Proposing Stockholders neither acknowledge the validity or enforceability of such By-laws provision nor concede that all of such information is required under Section 5 of Article II of the Restated By-laws.

To the extent information required by Schedule 14A or the Company's Restated Bylaws is not expressly addressed in the Notice and this Exhibit thereto, such silence is deemed to mean that the item was inapplicable as to the respective Proposing Stockholder. All information herein with respect to share ownership is based upon the best knowledge of the Proposing Stockholders. All information herein with respect to outstanding AMERCO stock held by other persons is based upon public filings regarding AMERCO; the Proposing Stockholders have no other information with respect to such matters.


I.  PROPOSALS RELATING TO THE ELECTION OF DIRECTORS

1. Sophia M. Shoen proposes to bring before the 1994 Annual Meeting of Stockholders (the "Annual Meeting") of AMERCO, a Nevada corporation (the "Company") the nomination and election of herself to serve as a Class IV AMERCO Director for a term commencing upon her election and expiring in 1998. Paul F. Shoen proposes to bring before the Annual Meeting the nomination and election of himself to serve as a Class IV AMERCO Director for a term commencing upon his election and expiring in 1998.

     The Proposing Stockholders are submitting their respective names in nomination for the two Class IV Director vacancies for the purpose of obtaining minority representation on the AMERCO Board of Directors. Each of the Proposing Stockholders desires to favorably influence the management of AMERCO to encourage such management to provide greater liquidity for the Company's stockholders with respect to their holdings of AMERCO Common Stock. However, each of Sophia M. Shoen and Paul F. Shoen believe that they can represent differing opinions and viewpoints, not only from that of management but also from each other.

Except as described herein, and except for the Proposing Stockholders' interests as nominees and any interest either of them may have as a stockholder of AMERCO in seeing themselves elected, neither of the Proposing Stockholders nor any associates of the Proposing Stockholders has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

     The Proposing Stockholders do not expect that either of the Nominees will be unable to stand for election. However, in the event that a nominee is unable to stand for election at the Annual Meeting, that nominee reserves the right to nominate other persons in her or his place.

2.  The names and addresses of the Proposing Stockholders are as follows:

     (a)  Sophia M. Shoen
          c/o Global Objectives, Inc.
          3653 North 6th Avenue, Suite C-10
          Phoenix, AZ 85013

     (b)  Paul F. Shoen
          188 Yellowjacket Road
          Glenbrook, NV 89413

3. To the best knowledge of the Proposing Stockholders, the record date for the Meeting has not been set by the AMERCO Board of Directors. As of the date of the Notice of which this Exhibit is a part (the "Notice"), the following is information as to the class and number of shares held of record, beneficially and represented by proxy, by the Proposing Stockholders. Except as disclosed herein, neither of the Proposing Stockholders owns any securities of the Company of record which are not beneficially owned.

     (a)  Sophia M. Shoen

               Class of Securities:            Common Stock
               Record Ownership:               2,301,707 Shares
               Beneficial Ownership:           2,301,707 Shares (See
                                               Disclosure Under
                                               "Represented by Proxy"
                                               below)
               Represented by Proxy:           *

     (b)  Paul F. Shoen

               Class of Securities:            Common Stock
               Record Ownership:               3,478,513 Shares
               Beneficial Ownership:           3,478,513 Shares (See
                                               Disclosure Under
                                               "Represented by Proxy"
                                               below)
               Represented by Proxy:           *

                                           (See footnote on following page)

______
* As described more full in that certain Schedule 13D filed with respect to AMERCO by a purported group including the Proposing Stockholders, which Schedule 13D is on file at the U.S. Securities and Exchange Commission and at AMERCO and is incorporated herein by this reference, Sophia M. Shoen and Paul F. Shoen each is a party to an Amended and Restated Stockholder Agreement purporting to regulate the voting of certain shares of AMERCO's outstanding Common Stock. By virtue of such Stockholder Agreement, Sophia M. Shoen and Paul F. Shoen may be deemed under the federal securities laws to be the beneficial owners of approximately 18, 363,860 shares of Common Stock. The Proposing Stockholders are not aware of the precise number of shares of AMERCO stock purportedly subject to the Stockholder Agreement.



4. The information regarding each Proposing Stockholder nominee for Class IV Director that would be required to be set forth in a definitive proxy statement filed with the Securities and Exchange Commission pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), includes information that follows:

     (a) The Proposing Stockholders have a substantial interest in the matter to be acted upon in that, as of the date of the Notice, they are the holders of record of an aggregate of 5,780,220 shares of AMERCO Common Stock, which represents approximately 15% of the total outstanding Common Stock of AMERCO. Sophia M. Shoen is the owner of approximately 6% of the outstanding Common Stock and Paul F. Shoen is the owner of approximately 9% of the outstanding Common Stock of AMERCO. The Proposing Stockholders believe that their interest in enhancing shareholder value by promoting shareholder liquidity has not been fully addressed by the current Board of Directors and therefore, they seek election to the two Class IV directorship seats on the Board in order to be able to better serve this interest.

     (b) The name and business address of each of the proposing Stockholders is provided above. (Note that Mr. Shoen has no business address.)

     (c) The business history of each of the Proposing Stockholders is as follows:

          (i)  Sophia M. Shoen

     Since February 1990, Sophia M. Shoen has been President and Chairman of the Board of Global Objectives, Inc., a public interest organization dedicated to conservation and to the advancement of various environmental issues. For more than four years prior to September 1992, Ms. Shoen served as Assistant to the President of AMERCO.

          (ii)  Paul F. Shoen

     Paul F. Shoen has served as a management consultant to AMERCO since March 1992. From April 1991 until March 1992, Mr. Shoen served as Assistant to the President of AMERCO. For more than two years prior to April 1991, Mr. Shoen served as President of U-HAUL International, Inc. For more than three years prior to September 1991, Mr. Shoen also served as a Director of AMERCO.

     (d) Neither Proposing Stockholder has, during the past ten years, been convicted in a criminal proceeding or been named a subject of a pending criminal proceeding (excluding traffic violations or similar misdemeanors or minor offenses).

     (e) The amount of AMERCO securities owned beneficially, directly or indirectly, by each Proposing Stockholder is set forth above.

     (f) The amount of AMERCO securities owned of record by each Proposing Stockholder is set forth above.

     (g) During the past two years, neither of the Proposing Stockholders has purchased any AMERCO securities. However, until September 1, 1993 and April 2, 1993, respectively, Ms. Shoen and Mr. Shoen owned their AMERCO securities indirectly through their ownership of Sophmar, Inc. and Pafran, Inc., respectively. On September 1, 1993 and April 2, 1993, respectively, Sophmar, Inc. and Pafran, Inc. merged into newly-created wholly-owned subsidiaries of AMERCO. As a result of these mergers, the Proposing Stockholders became the record and beneficial owners of certain of the AMERCO Shares that were previously held by Sophmar, Inc. and Pafran, Inc. Details of the respective mergers are discussed below.

     Both Proposing Stockholders have, within the past two years, sold shares of AMERCO Common Stock pursuant to the exercise of repurchase rights granted to them pursuant to certain Share Repurchase and Registration Rights Agreements described elsewhere herein. Details of the repurchase transactions are as follows:

          (i)  Sophia M. Shoen

     Pursuant to the Share Repurchase and Registration Rights Agreement dated May 11, 1992, among AMERCO, Sophmar, Inc. and Sophia M. Shoen (the "Sophia Shoen Agreement"), Sophmar and/or Ms. Shoen exercised her repurchase rights as follows:


Date of Repurchase        Amount of Shares Repurchased         Purchase Price
- ------------------        ----------------------------         --------------
May 15, 1992                         9,260                        $100,000

September 29, 1993                  90,322                      $1,400,000


          (ii)  Paul F. Shoen

      Pursuant to the Share Repurchase and Registration Rights Agreement dated March 5, 1992, among AMERCO, Pafran, Inc. and Paul F. Shoen (the "Paul Shoen Agreement"), Pafran and/o Mr. Shoen exercised his repurchase rights as follows:


Date of Repurchase        Amount of Shares Repurchased         Purchase Price
- ------------------        ----------------------------         --------------
May 15, 1992                        23,148                        $250,000

April 30, 1993                      48,387                        $750,000


     (h) No funds were borrowed or otherwise obtained by either Proposing Stockholder for the purpose of acquiring or holding the securities of AMERCO.

     (i) Except as described herein, neither of the Proposing Stockholders is presently, or has been within the past year, a party to any contract, agreement or understanding with any person with respect to any securities of AMERCO, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of profits and losses or the giving or withholding of proxies.

     Both Proposing Stockholders purportedly are parties to that certain Amended and Restated Stockholder Agreement among EJOS, Inc., Edward J. Shoen, an individual, Mark V. Shoen, an individual, Sophia M. Shoen, an individual, James
P. Shoen, an individual, Paul F. Shoen, an individual, certain corporations controlled by the individuals, and The AMERCO Employee Savings, Profit Sharing and Employee Stock Ownership Trust dated as of May 1, 1992 (the "Plan" or the "ESOP") (the "Stockholder Agreement"). By presenting the summary of the Stockholder Agreement set forth below, the Proposing Stockholders do not acknowledge the validity or enforceability of that Agreement or waive their right to contest such validity or enforceability. The following summary is derived principally from the above-referenced Schedule 13D and/or other AMERCO public filings.

     The Stockholder Agreement states that its purpose is to facilitate (i) corporate stability, (ii) valuation of strategies to maximize the value and liquidity of the Company's securities and (iii) resolution of disputes between and among stockholders of the Company.

     The Stockholder Agreement provides in part that "[e]ach Stockholder agrees that, in voting such Stockholder's Shares hereunder such Stockholder shall consider both the long-term and short-term interests of the Company and its stockholders. To this end, each Stockholder agrees that such Stockholder shall vote such Stockholder's Shares hereunder in favor of any action required to effectuate the intent of Section 3.13 of the [Share Repurchase and Registration Rights Agreements among the Company, Paul F. Shoen and Sophia M. Shoen]."

     The Stockholder Agreement restricts the disposition of Common Stock and other voting stock of AMERCO owned or controlled by the stockholders who are parties to the Stockholder Agreement (the "Stockholders") at any time during the term of the agreement (the "Shares") to certain types of permitted dispositions.

     The Stockholder Agreement generally provides that Shares will be voted as a block at the direction of a "majority in interest of the Stockholders." A majority in interest of the Stockholders is defined to mean, with certain exceptions, Stockholders holding greater than fifty percent (50%) of the Shares actually voted pursuant to the Stockholder Agreement at any meeting of the Stockholders. The Shares may also be voted without a meeting upon the express written consent of all of the Stockholders. An "absolute majority of the Shares" is required for certain specified votes under the Stockholder Agreement. An absolute majority of the Stockholders is defined to mean, with certain exceptions, Stockholders holding greater than fifty percent (50%) of all Shares held by all Stockholders pursuant to the Stockholder Agreement. Stockholders are entitled, except in certain limited situations, to one vote per Share in any matter to be voted on pursuant to the Stockholder Agreement. The Stockholders appointed James P. Shoen as their proxy to vote their Shares in accordance with the Stockholder Agreement. A successor proxy may also be appointed.

     The Stockholder Agreement will terminate on March 5, 1999, unless earlier terminated (i) by consent of Stockholders holding greater than 60% of all Shares held by all Stockholders pursuant to the Stockholder Agreement, (ii) upon the effective date of a merger or consolidation of the Company in which the Company is not the surviving entity or in which the Company becomes the subsidiary of another corporation, unless Stockholders holding greater than 60% of all Shares held by all Stockholders pursuant to the Stockholder Agreement elect to continue the Stockholder Agreement, in which case the voting shares issued pursuant to the consolidation or merger will be substituted for the Shares under the Stockholder Agreement, (iii) subject to certain notice periods, at Paul F. Shoen's election, upon the Company's failure to effect the registration of securities contemplated by the Paul Shoen Share Repurchase and Registration Rights Agreement, or (iv) subject to certain notice periods, at Sophia M. Shoen's election, upon the Company's failure to effect the registration of securities contemplated by the Sophia Shoen Share Repurchase and Registration Rights Agreement.

     Any additional Common Stock or other voting stock of AMERCO acquired by the Stockholders becomes subject to the Stockholder Agreement. Upon the consent of an absolute majority of the Stockholders (subject to certain exceptions), additional AMERCO stockholders may become parties to the Stockholder Agreement.

     The obligations of the ESOP Trustee under the Stockholder Agreement relate only to those Shares for which the ESOP Trustee has the discretion or right to vote under the terms of the Plan. The ESOP Trustee is not required to act under the Stockholder Agreement unless it is provided with an opinion of counsel to the effect that compliance of the ESOP Trustee with the applicable provisions of the Stockholder Agreement will not result in a violation of the provisions of the Employee Retirement Income Security Act of 1974, as amended, or the Internal Revenue Code of 1986, as amended.

     The description of the Stockholder Agreement contained herein is qualified in its entirety by reference to the Stockholder Agreement, a copy of which is attached to the Schedule 13D filed by the Group in May 1992.

     Except as set forth above, neither of the Proposing Stockholders is a member of any partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement, relationship, understanding or otherwise, whether or not in writing, and whether or not organized in whole or in part, for the purpose of acquiring, owning or voting shares of AMERCO stock.

     See (l) below for a description of certain other contracts, arrangements or understandings.

     (j) No securities of the Company are owned beneficially, directly or indirectly, by any person who would be deemed to be an "associate" of the Proposing Stockholders, as that term is defined in Rule 14a-1 promulgated under the Exchange Act.

     (k) Neither Proposing Stockholder beneficially owns, directly or indirectly, any securities of a parent or subsidiary of the Company.

     (l) Except as described below, neither of the Proposing Stockholders, nor any member of their respective immediate families, nor any of the respective associates, or any immediate member of such associate's family, had, or will have a direct or indirect material interest, since the beginning of AMERCO's last fiscal year, in any transactions or series of similar transactions, or any currently proposed transaction or series of transactions, to which AMERCO or any of its subsidiaries was or is to be a party, in which the amount exceeds $60,000.

     Following is a description of all transactions, or series of similar transactions, since the beginning of the Company's last fiscal year, and any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000, and in which the Proposing Stockholders had, or will have, a direct or indirect material interest.

          (i)  Sophia M. Shoen

     On September 3, 1993, AMERCO, Sophmar, Inc. (a corporation controlled by Sophia M. Shoen) and Sophmar Acquisition, Inc., a subsidiary of AMERCO ("S.A. Acquisition") entered into an Agreement and Plan of Merger pursuant to which S.A. Acquisition merged into Sophmar and Sophmar became a wholly-owned subsidiary of AMERCO. In exchange for Sophmar's capital stock, the stockholders of Sophmar (Sophia M. Shoen and a certain irrevocable trust established by Sophia M. Shoen) collectively received 2,500,920 shares of Common Stock, the same number of shares of Common Stock held by Sophmar. Sophia M. Shoen received 2,392,029 of these shares and the trust received 108,891 of the shares.

     The merger of Sophmar, Inc. with Sophmar Acquisition, Inc. was effected in accordance with the terms of a Merger Option Agreement, dated as of May 11, 1992, among Sophia M. Shoen, Sophmar, Inc. and AMERCO (the "Sophmar Merger Option Agreement"). The Sophmar Merger Option Agreement required the Company to cause a subsidiary of the Company to be merged with or into Sophmar at Sophmar's request. The Company conditioned these merger rights on Sophia M. Shoen and Sophmar entering into an agreement that, among other things, prohibits Sophia M. Shoen and Sophmar directly or indirectly from offering, selling, pledging or otherwise disposing of any shares of Common Stock or securities convertible into or exchangeable for Common Stock prior to March 1, 1999. This prohibition does not apply, however, to certain sales of securities in registered offerings and limited sales of securities under Rule 144 (promulgated by the U.S. Securities and Exchange Commission) or Section 4(1) of the Securities Act of 1933, as amended. This Stockholder Agreement is described elsewhere herein. With certain limitations, the Company has agreed to indemnify Sophmar and Sophia M. Shoen for liabilities arising out of the merger.

     Pursuant to a Share Repurchase and Registration Rights Agreement, dated as of May 1, 1992 (the "Sophia Shoen Share Repurchase and Registration Rights Agreement"), among Sophia M. Shoen, Sophmar, Inc. and AMERCO, Sophia M. Shoen could and may elect to require AMERCO to repurchase, with certain limitations,
(i) a number of shares of Common Stock determined by dividing $375,000 by the "Share Price" (as defined) during the period from May 11, 1992 to and including September 30, 1992 (the "Sophmar Initial Period"), (ii) a number of shares of Common Stock determined by dividing $1,500,000 (less the aggregate dollar amount of shares repurchased during the Sophmar Initial Period) by the Share Price during the period from October 1, 1992 to and including September 30, 1993 and
(iii) a number of shares of Common Stock determined by dividing $1,500,000 by the Share Price during the period from October 1, 1993 to and including September 30, 1994.

     The Sophia Shoen Share Repurchase and Registration Rights Agreement provides that AMERCO's obligation to repurchase any shares from Sophia M. Shoen shall be satisfied if such shares are purchased by the ESOP. The Sophia Shoen Share Repurchase and Registration Rights Agreement restricts the disposition of Common Stock held by Sophia M. Shoen. Sophia M. Shoen, subject to certain limitations and restrictions, may also elect to cause AMERCO to effect a registration under the 1933 Act and applicable state securities laws of shares of Common Stock (or, if certain conditions are met, other AMERCO securities having greater liquidity or marketability) held by Sophia M. Shoen. No such registration was required to be effective prior to March 1, 1994. Only two such registrations may be requested. All expenses of such registrations are to be borne by AMERCO except underwriting discounts and commissions. Ms. Shoen gave notice of exercise of her registration right to register 500,000 shares in October 1993. The shares have not yet been registered nor has a registration statement been filed with the U.S. Securities and Exchange Commission with respect thereto. Legal proceedings relating thereto are described elsewhere herein.

     Pursuant to the Sophia Shoen Share Repurchase and Registration Rights Agreement, on May 15, 1992, Sophmar, Inc. sold 9,260 shares of Common Stock to the AMERCO ESOP at the appraised value of $10.80 per share, for an aggregate sales price of approximately $100,000. On September 29, 1993, Ms. Shoen sold 90,322 shares of Common Stock to the AMERCO ESOP at the approved value of $15.50 per share, for an aggregate sales price of approximately $1,400,000.

     Pursuant to a Management Consulting Agreement, dated as of May 1, 1992, Sophia M. Shoen agreed to provide environmental and other consulting services to AMERCO. In consideration for these services, AMERCO agreed to pay Sophia M. Shoen a yearly fee of $100,000. The Management Consulting Agreement terminates on May 1, 1994, but may be extended until May 1, 1995 under certain circumstances.

          (ii)  Paul F. Shoen

     On April 2, 1993, AMERCO, Pafran, Inc. (a corporation controlled by Paul F. Shoen) and P.F. Acquisition, Inc., a subsidiary of AMERCO ("P.F.A."), entered into an Agreement and Plan of Merger pursuant to which P.F.A. merged into Pafran and Pafran became a wholly-owned subsidiary of AMERCO. In exchange for Pafran's capital stock, the stockholders of Pafran (Paul F. Shoen and certain irrevocable trust established by Paul F. Shoen) collectively received 3,598,876 shares of Common Stock, the same number of shares of Common Stock held by Pafran. Paul F. Shoen received 3,526,900 of these shares and the trust received 71,976 of the shares.

     The merger of Pafran, Inc. with P.F. Acquisition, Inc. was effected in accordance with the terms of a Merger Option Agreement, dated as of March 1, 1992, among Paul F. Shoen, Pafran and AMERCO (the "Pafran Merger Option Agreement"). The Pafran Merger Option Agreement required the Company to cause a subsidiary of the Company to be merged with or into Pafran at Pafran's request. The Company conditioned these merger rights on Paul F. Shoen and Pafran entering into an agreement that, among other things, prohibits Paul F. Shoen and Pafran directly or indirectly from offering, selling, pledging, or otherwise disposing of any shares of Common Stock or securities convertible into or exchangeable for Common Stock prior to March 1, 1999. This prohibition does not apply, however, to certain sales of securities in registered offerings and limited sales of securities under Rule 144 (promulgated by the U.S. Securities and Exchange Commission) or Section 4(1) of the Securities Act of 1933. This Stockholder Agreement is described elsewhere herein. With certain limitations, the Company has agreed to indemnify Pafran and Paul F. Shoen for liabilities arising out of the merger.

     Pursuant to the Share Repurchase and Registration Rights Agreement, dated as of March 1, 1992 (the "Paul Shoen Share Repurchase and Registration Rights Agreement") among Paul F. Shoen, Pafran, Inc., and AMERCO, Paul F. Shoen could or may elect to require AMERCO to repurchase, with certain limitations, (i) a number of shares of Common Stock determined by dividing $250,000 by the "Share Price" (as defined) during the period from March 1, 1992 to and including September 30, 1992 (the "Initial Period"), (ii) a number of shares of Common Stock determined by dividing $1,000,000 (less the aggregate dollar amount of shares repurchased during the Initial Period) by the Share Price during the period from October 1, 1992 to and including September 30, 1993, and (iii) a number of shares of Common Stock determined by dividing $1,000,000 by the Share Price during each of the periods from October 1, 1993 to and including September 30, 1994 and October 1, 1994 to and including September 30, 1995.
The Paul Shoen Share Repurchase and Registration Rights Agreement provides that AMERCO's obligation to repurchase any shares from Paul F. Shoen shall be satisfied if such shares are purchased by the AMERCO Employee Savings, Profit Sharing and Employee Stock Ownership Plan (the "Plan" or the "ESOP"). The Paul Shoen Share Repurchase and Registration Rights Agreement restricts the disposition of Common Stock held by Paul F. Shoen. Paul F. Shoen, subject to certain limitations and restrictions, may also elect to cause AMERCO to effect a registration under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws of shares of Common Stock (or, if certain conditions are met, other AMERCO securities having greater liquidity or marketability) held by Paul F. Shoen. No such registration will be required prior to March 1, 1995, although this date may be moved up to March 1, 1994 at Paul F. Shoen's option, if certain conditions are met. Mr. Shoen takes the position that those conditions have been met, that he has given timely notice of his intent to accelerate his registration rights and has made his registration demand that AMERCO register 500,000 of his shares. AMERCO disagrees. The shares have not been registered and a registration statement has not been filed with the U.S. Securities and Exchange Commission with
respect thereto.   Legal proceedings related thereto have been commenced.
Only two such registrations may be requested. All expenses of such registrations are to be borne by the Company except underwriting discounts and commissions.

     Pursuant to the Paul Shoen Share Repurchase and Registration Rights Agreement, (i) on May 15, 1992, Pafran sold 23,148 shares of Common Stock to the ESOP at the appraised value of $10.80 per share, for an aggregate sales price of approximately $250,000 and (ii) on April 30, 1993, the Reporting Person sold 48,387 shares of Common Stock to the ESOP at the appraised value of $15.50 per share, for an aggregate sales price of approximately $750,000.

     Pursuant to a Management Consulting Agreement, dated as of March 5, 1992, Paul F. Shoen agreed to provide management consulting serves to AMERCO on matters relating to AMERCO's business and the organization and management of AMERCO. In consideration for these services, AMERCO has agreed to pay Paul F. Shoen a yearly fee of

$200,000. The Management Consulting Agreement terminates on March 1, 1995, but may be terminated earlier under certain circumstances.

     (m) Except with respect to standard remuneration as a director and each Proposing Stockholder's consent to serve as a Class IV Director of AMERCO, if elected, neither Proposing Stockholder nor any associate or the Proposing Stockholders has any arrangement or understanding with any person with respect to any future employment with the Company or any of its affiliates. The written consent of each of the Proposing Stockholders to serve as a Class IV Director is attached to the Notice. The foregoing notwithstanding, the Proposing Stockholders are each a party to a management consulting contract with the Company as follows:

          (i)  Sophia M. Shoen

     Pursuant to a Management Consulting Agreement, dated as of May 1, 1992, Sophia M. Shoen agreed to provide environmental and other consulting services to AMERCO. In consideration for these services, AMERCO agreed to pay Sophia M. Shoen a yearly fee of $100,000. The Management Consulting Agreement terminates on May 1, 1994, but may be extended until May 1, 1995 under certain circumstances.

          (ii)  Paul F. Shoen

     Pursuant to a Management Consulting Agreement, dated as of March 5, 1992, Mr. Shoen agreed to provide management consulting services to AMERCO on matters relating to AMERCO's business and the organization and management of AMERCO. In consideration for these services, AMERCO has agreed to pay Mr. Shoen a yearly fee of $200,000. The Management Consulting Agreement terminates on March 1, 1995, but may be terminated earlier under certain circumstances.

     The only "arrangements or understandings" that the Proposing Stockholders have with respect to any future transactions to which AMERCO or any of its affiliates will or may be a party are the various share repurchase and registration rights obligations of AMERCO as set forth in the Sophia Shoen Share Repurchase and Registration Rights Agreement and the Paul Shoen Share Repurchase and Registration Rights Agreement described above.

     (n) Except as described in the Notice and this Exhibit thereto, and other than the agreement by the respective Nominees to serve as a director, if elected, there is no arrangement or understanding between the Proposing Stockholder Nominees and any other person or persons pursuant to which a nominee for election as a director is proposed to be elected.

     (o) Except as described below, neither of the Proposing Stockholders nor their respective associates is a party adverse to AMERCO or any of its subsidiaries or has a material interest adverse to AMERCO or any of its subsidiaries. The Proposing Stockholders are both parties to litigation filed against them by AMERCO as follows:



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

          (ii)  Sophia M. Shoen

     On April 27, 1994, an action was filed in the Superior Court of the County of Maricopa, State of Arizona, by AMERCO against Ms. Shoen. The complaint alleges waiver of the right to arbitrate certain contract interpretation issues and seeks injunctive relief and damages. Ms. Shoen is currently preparing her response to the complaint.

     On April 8, 1994, Ms. Shoen submitted to AMERCO her Request for Arbitration under Section 4.11 of her Share Repurchase and Registration Rights Agreement, claiming a dispute as to AMERCO's failure to comply with Section 3.02 and 3.13 of the Share Repurchase and Registration Rights Agreement. Ms. Shoen alleges that (i) the Company has failed to timely effect registration of her shares by April 1, 1994, as required by Section 3.02(a), although a timely registration notice was given; the Company has delayed effectiveness of the registration statement by 90 days, although section 3.02(d) only permits a delay in filing of the registration statement; and (iii) the Company has failed to remove the right of first refusal on the Company's Common Stock or to take other corporate actions required by Section 3.13 in order to obtain listing on the NASDAQ National Market System or on a major exchange, thereby frustrating Ms. Shoen's rights to registration of her shares under Section 3.02(a). The noticed arbitration is currently proceeding pursuant to the schedule contained in
Section 4.11 of the Share Repurchase and Registration Rights Agreement.

          (ii)  Paul F. Shoen

     On April 27, 1994, an action was filed in the Superior Court of the County of Douglas, State of Nevada, by AMERCO against Mr. Shoen. The complaint alleges waiver of the right to arbitrate certain contract interpretation issues and seeks injunctive relief and damages. Mr. Shoen is currently preparing his response to the complaint.

     On April 8, 1994, Mr. Shoen submitted to AMERCO his Request for Arbitration under Section 4.11 of his Share Repurchase and Registration Rights Agreement, claiming a dispute as to AMERCO's anticipatory breach of Section 3.02 and 3.13 of the Share Repurchase and Registration Rights Agreement. Mr. Shoen alleges that the Company has stated that it will not remove the "right of first refusal" with respect to the Company's Common Stock, as required by Section 3.13 of the Agreement, and therefore will not comply with the registration of Mr. Shoen's shares as required by Section 3.02(a). The noticed arbitration is currently proceeding pursuant to the schedule contained in Section 4.11 of the Share Repurchase and Registration Rights Agreement.

     (p) Except as described herein, there are no transactions or other matters requiring disclosure pursuant to Items 404(b) and (c) of Regulation S-K pertaining to either Proposing Stockholder.



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

     (q) The information required by Item 401 or Item 103 of Regulation S-K not otherwise covered above includes the following.

          (i)  Sophia M. Shoen

     Ms. Shoen is 33 as of May 1, 1994. The only position Ms. Shoen currently holds with the Company is that of consultant, as described above. There is no arrangement or understanding between Ms. Shoen and any other person(s) pursuant to which she was or is to be selected as a director nominee. Ms. Shoen's business experience is set forth above. Ms. Shoen and Mr. Shoen are half-sister and brother. In addition, Ms. Shoen is the half-sister of Edward J. Shoen and Mark V. Shoen and sister to James P. Shoen, all of whom are presently directors of AMERCO. Ms. Shoen has not been involved in any legal proceedings during the past five years that would require disclosure pursuant to Item 401(f) of Regulation S-K. Ms. Shoen is not a director of any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act, or any company registered as an investment company under the Investment Company Act of 1940. Except as set forth above, there are not legal proceedings to which Ms. Shoen is a party that would require disclosure pursuant to Instruction 4 to Item 103 of Regulation S-K.

          (ii)  Paul F. Shoen

     Mr. Shoen is 37 as of May 1, 1994. The only position Mr. Shoen currently holds with the Company is that of consultant, as described above. Mr. Shoen served as a director of AMERCO from 1986 until September 1991. There is no arrangement or understanding between Mr. Shoen and any other person(s) pursuant to which he was or is to be selected as a director nominee. Mr. Shoen's business experience is set forth above. Mr. Shoen and Ms. Shoen are half-brother and sister. In addition, Mr. Shoen is the brother of Edward J. Shoen and Mark V. Shoen and the half brother of James P. Shoen, and is the nephew of William E. Carty, all of whom are presently directors of AMERCO. Mr. Shoen has not been involved in any legal proceedings during the past five years that would require disclosure pursuant to Item 401(f) of Regulation S-K. Mr. Shoen is not a director of any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940. Except as set forth above, there are no legal proceedings to which Mr. Shoen is a party that would require disclosure pursuant to Instruction 4 to Item 103 of Regulation S-K.

      (r)  With respect to compliance with Section 16(a) of the Exchange Act:

          (i)  Sophia M. Shoen

     Ms. Shoen and Sophmar, Inc. have filed all forms required to be filed pursuant to Section 16(a) under the Exchange Act.



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

          (ii)  Paul F. Shoen

     Mr. Shoen and Pafran, Inc. have filed all forms required to be filed pursuant to Section 16(a) under the Exchange Act.

     (s) There is no information required pursuant to Item 402 of Regulation S-K in that neither of the Proposing Stockholders is an executive officer of AMERCO or any of its affiliates that would require disclosure in a proxy statement prepared in accordance with Schedule 14A. The only compensation received by the Proposing Stockholders for services rendered to the Company are the consulting fees paid pursuant to their respective management consulting agreements described above.

     (t) The Proposing Stockholders have not yet determined the arrangements pursuant to which they will solicit proxies of other stockholders with respect to the Annual Meeting or if they will solicit proxies, separately or together, if at all. When and if those arrangements are determined, the Proposing Stockholders will apprise AMERCO of the methods of proxy solicitation to be used, the total amount to be spent in furtherance of or in connection with the proxy solicitation, and related matters. To date, no persons of the type described in sub-item (b)(3) of Item 4 of Schedule 14A have been retained or employed by the Proposing Stockholders, and the Proposing Stockholders have incurred only customary legal fees, estimated at $7,500, in connection with any such possible solicitation. The Proposing Stockholders reserve the right to solicit proxies by mail, personal interview, telephone, telecopies and other methods, and to retain others to assist them in that process. No precise estimate can be given at this time as to the amount that would be spent in furtherance of or in connection with any proxy solicitation. If the Proposing Stockholders determine to proceed with a solicitation and are successful, they may seek reimbursement from AMERCO for the expenses they have incurred relating thereto. Until such reimbursement is secured (if at all), the proposing Stockholders will bear such expenses. It is not currently anticipated that the stockholders of AMERCO will be asked to vote on the reimbursement request.

     If the Proposing Stockholders solicit proxies with respect to the Annual Meeting, they will comply at such time with Item 4 of Schedule 14A and with Rule 14a-4 under the Securities Exchange Act of 1934, as amended, as well as other applicable disclosure requirements.

     (u) Other information required to be filed with the Commission that has not previously been disclosed above includes the following information for
Schedule 13D, which may be required to be filed by the Proposing Stockholders. By including the following information in this Exhibit, neither Proposing Stockholder is acknowledging that a Schedule 13D needs to be filed or that the
Schedule 13D to which both Proposing Stockholders are a party needs to be amended.



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

          (i) Both Proposing Stockholders have sole voting power and sole dispositive power over all Shares owned of record by them, subject to the Stockholder Agreement described above.

         (ii) Ms. Shoen's share holdings represent approximately 6% of the outstanding Common Stock of AMERCO and Mr. Shoen's share holdings represent approximately 9% of the outstanding Common Stock of AMERCO.

          (iii) There are no criminal proceedings or civil proceedings required to be disclosed by either Proposing Stockholder pursuant to Schedule 13D.

          (iv) Both Proposing Stockholders are citizens of the United States.

          (v) Since no shares were or have been recently acquired by the Proposing Stockholders, the item in Schedule 13D regarding source and amount of funds is inapplicable.

          (vi) There have been no transactions in the Common Stock of the Company by either Proposing Stockholder within the past sixty days or since the most recent filing on Schedule 13D by the Proposing Stockholders. However, Mr. Shoen has submitted to AMERCO his notice of a share repurchase request in the amount of $1,000,000 pursuant to his Share Repurchase and Registration Rights Agreement. As of the date of the Notice, AMERCO has not honored that request.

          (vii) No other person is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds form the sale of the Proposing Stockholders' securities.



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